Exhibit 3.13
STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION
of
VANGUARD HEALTH FINANCIAL COMPANY, LLC
     This Certificate of Formation of Vanguard Health Financial Company, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

• First:	The name of the limited liability company is Vanguard Health Financial Company, LLC.

• Second:	The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of its Registered Agent at such address is National Registered Agents, Inc.

• Third:	This Certificate of Formation shall be effective, and the limited liability company shall be formed, at 12:01 A.M. on July 1, 2007.
     IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed this 25th day of June, 2007.

By:	/s/ Ronald P. Soltman

Authorized Person

Name:	Ronald P. Soltman

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